UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RCI Hospitality Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

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RCI HOSPITALITY HOLDINGS, INC.

10737 CUTTEN ROAD

HOUSTON, TEXAS 77066

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, SEPTEMBER 19, 2017

The Annual Meeting of Stockholders (the “Annual Meeting”) of RCI Hospitality Holdings, Inc. (“we,” “us” and the “Company”) will be held at our corporate offices located at 10737 Cutten Road, Houston, Texas 77066, on Tuesday, September 19, 2017 at 10:00 a.m. (Central Time) for the following purposes:

(1)	To elect six directors;
(2)	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017;
(3)	To approve a non-binding advisory resolution on executive compensation;
(4)	To vote on whether advisory votes on executive compensation should occur every one, two or three years; and
(5)	To act upon such other business as may properly come before the Annual Meeting.

Only holders of common stock of record at the close of business on July 24, 2017, will be entitled to vote at the Annual Meeting or any adjournment thereof. You are cordially invited to attend the Annual Meeting.

We have elected to furnish proxy materials and our fiscal 2016 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to Securities and Exchange Commission rules, which should allow us to reduce costs. On or about August 9, 2017, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. All stockholders who have previously expressed a specific request to receive paper copies of proxy materials will be sent a copy of the Proxy Statement and Annual Report by mail beginning on or about August 16, 2017. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail. The Proxy Statement, Annual Report to security holders for the year ended September 30, 2016, proxy card and President’s letter are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. If you received the proxy materials by mail, you can vote your shares by completing, signing, dating, and returning your completed proxy card, by telephone or over the Internet. If you received the proxy materials over the Internet, a proxy card was not sent to you, and you may vote your shares only by telephone or over the Internet. To vote by telephone or Internet, follow the instructions included in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

ERIC S. LANGAN
CHAIRMAN OF THE BOARD AND PRESIDENT

AUGUST 9, 2017

HOUSTON, TEXAS

RCI HOSPITALITY HOLDINGS, INC.

10737 CUTTEN ROAD

HOUSTON, TEXAS 77066

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 19, 2017

This proxy statement (the “Proxy Statement”) is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of RCI Hospitality Holdings, Inc., a Texas corporation (“we,” “us” and the “Company”), for their use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate offices located at 10737 Cutten Road, Houston, Texas 77066, on Tuesday, September 19, 2017 at 10:00 a.m. (Central Time), and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

We have elected to furnish proxy materials and our fiscal 2016 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to Securities and Exchange Commission (“SEC”) rules, which should allow us to reduce costs. On or about August 9, 2017, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. All stockholders who have previously expressed a specific request to receive paper copies of proxy materials will be sent a copy of the Proxy Statement and Annual Report by mail beginning on or about August 16, 2017. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail. The Proxy Statement, Annual Report to security holders for the year ended September 30, 2016, proxy card and President’s letter are available at www.proxyvote.com. The cost of solicitation of proxies is being borne by us.

The close of business on July 24, 2017 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of July 24, 2017, we had 9,718,711 shares of common stock, par value $0.01 per share, issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of common stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting. A plurality of the shares voted in person or represented by proxy at the Annual Meeting will elect as Directors the nominees named in Proposal Number 1. Stockholders may not cumulate their votes for the election of Directors. The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm (see Proposal Number 2). The affirmative vote of a majority of the total votes present in person or by proxy is required to approve the non-binding advisory resolution on executive compensation (see Proposal Number 3). A plurality of the votes present in person or by proxy will determine the stockholders selection on the frequency of advisory resolutions on executive compensation (see Proposal Number 4). Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, (ii) FOR THE RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017, (iii) FOR APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, and (iv) FOR HOLDING THE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in “street name” for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters (so called “broker non-votes”) where the beneficial owner has not given voting instructions. Because most large brokerage firms are NYSE member organizations, these rules affect almost all public companies and not just those listed on the NYSE. Effective July 1, 2009, the NYSE amended its rule regarding discretionary voting by brokers on uncontested elections of directors such that any investor who does not instruct the investor’s broker on how to vote in an election of directors will cause the broker to be unable to vote that investor’s shares on an election of directors. Previously, the broker could exercise its own discretion in determining how to vote the investor’s shares even when the investor did not instruct the broker on how to vote. Accordingly, with respect to the election of directors (see Proposal Number 1), a broker is not entitled to vote the shares of common stock unless the beneficial owner has given instructions. Additionally, a broker is not entitled to vote uninstructed shares on matters relating to executive compensation, including the vote to approve a non-binding resolution on executive compensation (see Proposal Number 3) and the vote on how often the advisory votes on executive compensation should occur (see Proposal Number 4). With respect to the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm (see Proposal Number 2), a broker will have discretionary authority to vote the shares of our stock if the beneficial owner has not given instructions.

The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (i) by execution and submission of a revised proxy, (ii) by written notice to our Secretary, or (iii) by voting in person at the Annual Meeting.

PROPOSAL 1

TO ELECT SIX DIRECTORS FOR THE ENSUING YEAR

NOMINEES FOR DIRECTORS

The persons named in the enclosed Proxy have been selected by the Board of Directors to serve as proxies (the “Proxies”) and will vote the shares represented by valid proxies at the Annual Meeting of Stockholders and adjournments thereof. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees listed below. Each duly elected Director will hold office until his successor shall have been elected and qualified. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.

All of the nominees presently serve as Directors, except for Yura Barabash. Mr. Barabash was nominated to fill the Board seat that will be vacated by Robert L. Watters, who informed us on July 5, 2017 that he will retire from the Board of Directors effective as of the date of the 2017 Annual Meeting of Stockholders.

Eric S. Langan, age 49, has been a Director since 1998 and our President since March 1999. He has been involved in the adult entertainment business since 1989. From January 1997 through the present, he has held the position of President of XTC Cabaret, Inc. Since 1989, Mr. Langan has exercised managerial control over more than a dozen adult entertainment businesses. Through these activities, Mr. Langan has acquired the knowledge and skills necessary to successfully operate adult entertainment businesses.

Travis Reese, age 47, became our Director and V.P.-Director of Technology in 1999. From 1997 through 1999, Mr. Reese had been a senior network administrator at St. Vincent’s Hospital in Santa Fe, New Mexico. During 1997, Mr. Reese was a computer systems engineer with Deloitte & Touche. From 1995 until 1997, Mr. Reese was Vice President with Digital Publishing Resources, Inc., an Internet service provider. From 1994 until 1995, Mr. Reese was a pilot with Continental Airlines. Mr. Reese has an Associate’s Degree in Aeronautical Science from Texas State Technical College. In addition to being involved in the adult entertainment industry since 1992, Mr. Reese’s in-depth information technology knowledge is essential to the Board’s oversight of our internet businesses.

Steven L. Jenkins, age 60, has been a Director since June 2001. Since 1988, Mr. Jenkins has been a certified public accountant with Pringle Jenkins & Associates, P.C., located in Houston, Texas. Mr. Jenkins is the President and owner of Pringle Jenkins & Associates, P.C. Mr. Jenkins has a BBA Degree (1979) from Texas A&M University. Mr. Jenkins is a member of the AICPA and the TSCPA. Mr. Jenkins’ impressive accounting background makes him a valuable asset to the Board and the Audit Committee.

Luke Lirot, age 61, became a Director in July 2007. Mr. Lirot received his law degree from the University of San Francisco in 1986. After serving as an intern in the San Francisco Public Defender’s Office in 1986, Mr. Lirot returned to Florida and established a private law practice where he continues to practice and specializes in adult entertainment issues. He is a past President of the First Amendment Lawyers’ Association and has actively participated in numerous state and federal legal matters. Mr. Lirot represents as counsel scores of individuals and entities within our industry. Having practiced in this area for over 30 years, he is aware of virtually every type of legal issue that can arise, making him an important member of the Board.

Nour-Dean Anakar, age 60, became a Director in September 2010. Mr. Anakar has over 20 years of experience in senior positions in the development and management of betting and gaming, sports and entertainment, and hospitality and leisure operations in the United States, Europe, and Latin America. From 1988 until 2000 he held executive management and business development positions with Ladbrokes USA and Ladbrokes South America. In 2001, Mr. Anakar became the managing partner of LCIN LLC and LCIN S.A., San Diego and Buenos Aires based gaming companies, which were contracted by Grupo Codere of Spain to oversee the development of all new technology gaming projects and operations in Latin America. He received his BA in Management Science from Duke University and CHA in Hospitality Management from the Conrad Hilton College at the University of Houston. Mr. Anakar’s experience managing and developing businesses in industries with similar characteristics to ours make him an excellent fit to the Board.

Yura Barabash, age 42, is a nominee for election to the Board of Directors. Since August 2016, Mr. Barabash has been the Senior Vice President of Finance at Motorsport Network LLC (motorsportnetwork.com) in Miami, Florida, the largest motorsport and auto-related digital media company in the world. He is also presently Portfolio Manager at Enerfund, LLC, a small Miami-based private equity fund, a position he has held since June 2013. Previously, Mr. Barabash was the Managing Director of Investment Banking at Primary Capital LLC in New York City from February 2011 to June 2016. He holds a B.A. from Sevastopol City University in Ukraine and a Master in International Affairs from Columbia University. He is fluent in Russian. Mr. Barabash will be a valuable addition to the Board of Directors based on his extensive corporate finance and investment banking experience across multiple industries domestically and internationally with a wide range of transactions (debt and equity). He also possesses extensive financial modeling and investor relationship experience and experience in diligence, governance and accounting.

OUR DIRECTORS AND EXECUTIVE OFFICERS

Our directors are elected annually and hold office until the next annual meeting of our stockholders or until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. There is no family relationship between or among any of our directors and executive officers. Our Board of Directors consists of six persons. The following table sets forth our directors and executive officers:

Name	Age	Position
Eric S. Langan	49	Director (Chairman) and CEO/President
Phillip K. Marshall	67	Chief Financial Officer
Travis Reese	47	Director and V.P.—Director of Technology
Robert L. Watters	66	Director
Steven L. Jenkins	60	Director
Luke Lirot	61	Director
Nour-Dean Anakar	60	Director

Phillip Marshall has served as our Chief Financial Officer since May 2007. He was previously controller of Dorado Exploration, Inc., an oil and gas exploration and production company, from February 2007 to May 2007. He previously served as Chief Financial Officer of CDT Systems, Inc., a publicly held water technology company, from July 2003 to September 2006. In 1972, Mr. Marshall began his public accounting career with the international accounting firm, KMG Main Hurdman. After its merger with Peat Marwick, Mr. Marshall served as an audit partner at KPMG for several years. After leaving KPMG, Mr. Marshall was partner in charge of the audit practice at Jackson & Rhodes in Dallas from 1992 to 2003, where he specialized in small publicly held companies. Mr. Marshall is also a trustee of United Mortgage Trust, United Development Funding IV and United Development Funding V, publicly held real estate investment trusts.

RELATED TRANSACTIONS

Our Board of Directors has adopted a policy that our business affairs will be conducted in all respects by standards applicable to publicly held corporations and that we will not enter into any transactions and/or loans between us and our officers, directors and 5% shareholders unless the terms are no less favorable than could be obtained from independent, third parties and will be approved by a majority of our independent and disinterested directors. We currently have four independent directors, Steven Jenkins, Nour-Dean Anakar, Robert Watters and Luke Lirot.

Presently, our Chairman and President, Eric Langan, personally guarantees all of the commercial bank indebtedness of the company. Mr. Langan receives no compensation or other direct financial benefit for any of the guarantees. Except for these guarantees, we know of no related transactions that have occurred since the beginning of the fiscal year ended September 30, 2016 or any currently proposed transactions.

Review, Approval, or Ratification of Transactions

Currently, we rely on our Board of Directors to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board of Directors reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Our Board of Directors will approve or ratify a transaction if it determines that the transaction is consistent with our best interests and the best interests of our stockholders.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

All directors are expected to make every effort to attend meetings of the Board of Directors, meetings of any Board Committees on which such director serves, and annual meetings of stockholders. The Board of Directors held eight meetings during the fiscal year ended September 30, 2016. The Board of Directors also executed six written consents to action in lieu of a meeting of the Board of Directors, which were approved unanimously. During the fiscal year ended September 30, 2016, none of our current directors attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a director, and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served. All of our six directors attended the prior year’s annual meeting of stockholders. There is no family relationship between or among any of our directors and executive officers. We have four directors who meet the definition of “independent director” under the NASDAQ Stock Market Rules, including Steven Jenkins, Nour-Dean Anakar, Luke Lirot and Robert L. Watters. Additionally, Yara Barabash, who is a nominee for election to the Board, meets the independence definition.

Eric Langan serves as both Chairman of the Board of Directors and Chief Executive Officer. Of our four independent directors, no director has been designated “lead” independent director. Accordingly, all four independent directors have an equal role in the leadership of the Board. We believe that our overall leadership structure is appropriate based on our current size.

As a part of its oversight function, the Board of Directors monitors how management operates the company. Risk is an important part of deliberations at the Board and committee level throughout the year. Committees consider risks associated with their particular areas of responsibility. The Board of Directors as a whole considers risks affecting us. To that end, the Board conducts periodic reviews of corporate risk management policies and procedures. The Board and its committees consider, among other things, the relevant risks to us when granting authority to management and approving business strategies. Through this risk oversight process, the Board reserves the right to make changes to our leadership structure in the future if it deems such changes are appropriate and in the best interest of our stockholders.

AUDIT COMMITTEE

We have an Audit Committee whose current members are Steven Jenkins, Nour-Dean Anakar, Luke Lirot and Robert L. Watters. All members of the Audit Committee are independent directors. The primary purpose of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. The Audit Committee meets privately with our Chief Financial Officer and with our independent registered public accounting firm and evaluates the responses by the Chief Financial Officer both to the facts presented and to the judgments made by our outside independent registered public accounting firm. Steven L. Jenkins serves as the Audit Committee’s Financial Expert. The Audit Committee held four meetings during the fiscal year ended September 30, 2016.

In August 2015, our Board adopted a new Charter for the Audit Committee. A copy of the Audit Committee Charter can be found on our website at www.rcihospitality.com/investor. The Charter establishes the independence of our Audit Committee and sets forth the scope of the Audit Committee’s duties. The purpose of the Audit Committee is to conduct continuing oversight of our financial affairs. The Audit Committee conducts an ongoing review of our financial reports and other financial information prior to their being filed with the SEC, or otherwise provided to the public. The Audit Committee also reviews our systems, methods and procedures of internal controls in the areas of: financial reporting, audits, treasury operations, corporate finance, managerial, financial and SEC accounting, compliance with law, and ethical conduct. NASDAQ Stock Market Rules require all members of the Audit Committee to be independent. The Audit Committee is objective, and reviews and assesses the work of our independent registered public accounting firm and our internal audit department.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended September 30, 2016. The Audit Committee discussed with Whitley Penn LLP (“Whitley Penn”), our previous independent registered public accounting firm who was engaged for the fiscal year ended September 30, 2016, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from Whitley Penn the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Whitley Penn’s communications with the Audit Committee concerning independence, and has discussed with Whitley Penn the independence of Whitley Penn.

Based on the review and discussions referred to in the paragraph above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended September 30, 2016. This report is furnished by the Audit Committee of our Board of Directors, whose members are:

Steven L. Jenkins

Luke Lirot

Nour-Dean Anakar

Robert L. Watters

NOMINATING COMMITTEE

We have a Nominating Committee whose current members are Steven Jenkins, Nour-Dean Anakar, Luke Lirot and Robert L. Watters. In July 2004, the Board unanimously adopted a Charter with regard to the process to be used for identifying and evaluating nominees for director. The Charter establishes the independence of our Nominating Committee and sets forth the scope of the Nominating Committee’s duties. NASDAQ Stock Market Rules require all members of the Nominating Committee to be independent. Pursuant to its Charter, the Committee has the power and authority to consider Board nominees and proposals submitted by our stockholders and to establish any procedures, including procedures to facilitate stockholder communication with the Board of Directors, and to make any such disclosures required by applicable law in the course of exercising such authority. A copy of the Nominating Committee’s Charter can be found on our website at www.rcihospitality.com/investor. The Nominating Committee held one meeting during the fiscal year ended September 30, 2016.

Stockholders who wish to submit a proposal for consideration by the Nominating Committee should review the proposal requirements and deadlines referenced in the section “Future Proposals of Stockholders” below. Stockholder recommendations to the Board of Directors should be sent to 10737 Cutten Road, Houston, Texas 77066, Attn: President. Any stockholder recommendations for consideration by the Nominating Committee should include the candidate’s name, biographical information, information regarding any current or past relationships between the candidate and RCI Hospitality Holdings, Inc., a description of our shares beneficially owned by the recommending stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person under which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Nominating Committee may reasonably request. All candidates, whether proposed by a stockholder or by any other means, will be evaluated based on the criteria established by the Board of Directors. Minimum criteria for non-employee candidates includes financial experience and “independence” as defined under applicable rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and NASDAQ Stock Market Rules. Additional criteria may include: (a) satisfactory results of any background investigation; (b) experience and expertise; (c) financial resources; (d) time availability; (e) community involvement; (f) diversity of viewpoints, backgrounds, experiences and other demographics, and (g) such other criteria as the Nominating Committee may determine to be relevant.

COMPENSATION COMMITEE

We have a Compensation Committee whose current members are Steven Jenkins, Nour-Dean Anakar, Luke Lirot and Robert L. Watters. In June 2014, the Compensation Committee adopted a Charter with regard to the Compensation Committee’s responsibilities, including evaluating, reviewing and determining the compensation of our Chief Executive Officer and other executive officers. A copy of the Compensation Committee’s Charter can be found on our website at www.rcihospitality.com/investor. The Compensation Committee held one meeting during the fiscal year ended September 30, 2016.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (see below) to be included in this Proxy Statement on Schedule 14A. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report. This report is furnished by the Compensation Committee of our Board of Directors, whose members are:

Steven L. Jenkins

Luke Lirot

Nour-Dean Anakar

Robert L. Watters

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Jenkins, Lirot, Anakar and Watters. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

EXECUTIVE SESSIONS

At least twice a year the independent directors meet in executive session without company management present. One of the purposes of executive session meetings is to encourage and enhance communication among independent directors. Typically, executive sessions are held immediately after the year-end Audit Committee meeting and the second fiscal quarter-end Audit Committee meeting. Additional executive sessions may be held as needed. The independent directors held four executive sessions during the year ended September 30, 2016. The independent directors also executed one written consent to action in lieu of a meeting, which were approved unanimously.

Stockholder Communications

We do not currently have a formal process for security holders to send communications to the Board of Directors, which we believe is appropriate based on our size, the limited number of our stockholders and the limited number of communications which we receive. However, we welcome comments and questions from our stockholders. Stockholders can direct communications to our Chairman and Chief Executive Officer, Eric Langan at our executive offices, 10737 Cutten Road, Houston, Texas 77066. While we appreciate all comments from stockholders, we may not be able to individually respond to all communications. We attempt to address stockholder questions and concerns in our press releases and documents filed with the SEC so that all stockholders have access to information about us at the same time. Mr. Langan collects and evaluates all stockholder communications. If the communication is directed to the Board of Directors generally or to a specific director, Mr. Langan will disseminate the communication to the appropriate party at the next scheduled Board of Directors meeting. If the communication requires a more urgent response, Mr. Langan will promptly direct that communication to the appropriate executive officer or director. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of the Company’s compensation programs as they relate to our executive officers who are listed in the compensation tables appearing below. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes. The individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2016, as well as any other individuals included in the Summary Compensation Table, are referred to as “named executive officers.”

Overview of Compensation Committee Role and Responsibilities

The Compensation Committee of the Board of Directors oversees our compensation plans and policies, reviews and approves all decisions concerning the named executive officers’ compensation, which may further be approved by the Board, and administers our stock option and equity plans, including reviewing and approving stock option grants and equity awards under the plans. The Compensation Committee’s membership is determined by the Board and is composed entirely of independent directors.

Management plays a role in the compensation-setting process. The most significant aspects of management’s role are to evaluate employee performance and recommend salary levels and equity compensation awards. Our Chief Executive Officer often makes recommendations to the Compensation Committee and the Board concerning compensation for other executive officers. Our Chief Executive Officer is a member of the Board but does not participate in Board decisions regarding any aspect of his own compensation. The Compensation Committee can retain independent advisors or consultants.

Compensation Committee Process

The Compensation Committee reviews executive compensation in connection with the evaluation and approval of an employment agreement, an increase in responsibilities or other factors. With respect to equity compensation awarded to other employees, the Compensation Committee or the Board grants stock options, often after receiving a recommendation from our Chief Executive Officer. The Compensation Committee also evaluates proposals for incentive and performance equity awards, and other compensation.

Compensation Philosophy

The Compensation Committee emphasizes the important link between the Company’s performance, which ultimately affects stockholder value, and the compensation of its executives. Therefore, the primary goal of the Company’s executive compensation policy is to try to align the interests of the executive officers with the interests of the stockholders. In order to achieve this goal, the Company attempts to, (i) offer compensation opportunities that attract and retain executives whose abilities and skills are critical to the long-term success of the Company and reward them for their efforts in ensuring the success of the Company, (ii) align the Company’s compensation programs with the Company’s long-term business strategies and objectives, and (iii) provide variable compensation opportunities that are directly linked to the Company’s performance and stockholder value, including an equity stake in the Company. Our named executive officers’ compensation utilizes two primary components — base salary and long-term equity compensation — to achieve these goals. Additionally, the Compensation Committee may award discretionary bonuses to certain executives based on the individual’s contribution to the achievement of the Company’s strategic objectives.

Setting Executive Compensation

We fix executive base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the compensation that is paid by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives.

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, our company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation and between annual and long-term compensation.

The Role of Shareholder Say-on-Pay Votes

At our annual meeting of shareholders held on August 6, 2014, approximately 94.3% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, as disclosed in the proxy statement. Although this advisory shareholder vote on executive compensation is non-binding, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for named executive officers.

Base Salary

The Company provides executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Subject to the provisions contained in employment agreements with executive officers concerning base salary amounts, base salaries of the executive officers are established based upon compensation data of comparable companies in our market, the executive’s job responsibilities, level of experience, individual performance and contribution to the business. We believe it is important for the Company to provide adequate fixed compensation to highly qualified executives in our competitive industry. In making base salary decisions, the Compensation Committee uses its discretion and judgment based upon personal knowledge of industry practice but does not apply any specific formula to determine the base salaries for the executive officers.

Equity-Based Awards—Equity Compensation Plans

The Compensation Committee uses equity awards, usually in the form of stock options, primarily to motivate our named executive officers to realize benefits from longer-term strategies that increase stockholder value, and to promote commitment and retention. Equity awards vest upon the achievement of performance criteria that the Company believes are critical to its long-term success.

The Compensation Committee believes that stock options are an important form of long-term incentive compensation because they align the executive officer’s interests with the interests of stockholders, since the options have value only if our stock price increases over time. From time to time, the Compensation Committee may consider circumstances that warrant the grant of full value awards such as restricted stock units. Examples of these circumstances include, among others, attracting a new executive to the team; recognizing a promotion to the executive team; retention; and rewarding outstanding long-term contributions.

Our equity grant practices require that stock options and other equity compensation have prices not less than the fair market value on the date of grant. The fair market value of our stock option awards has historically been the NASDAQ closing price on the date of grant.

Retirement Savings Plan

The Company maintains a retirement savings plan for the benefit of our executives and employees. Our Simple IRA Plan is intended to qualify as a defined contribution arrangement under the Internal Revenue Code (the “Code”). Participants may elect to defer a percentage of their eligible pretax earnings each year or contribute a fixed amount per pay period up to the maximum contribution permitted by the Code. All participants’ plan accounts are 100% vested at all times. All assets of our Simple IRA Plan are currently invested, subject to participant-directed elections, in a variety of mutual funds chosen from time to time by the Plan Administrator. Distribution of a participant’s vested interest generally occurs upon termination of employment, including by reason of retirement, death or disability. We make certain matching contributions to the Simple IRA Plan.

Perquisites and Other Personal Benefits

The Company’s executive officers participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, life and disability insurance. Relocation benefits also are reimbursed and are individually negotiated when they occur. The Company reimburses each executive officer for all reasonable business and other expenses incurred by them in connection with the performance of their duties and obligations under their employment agreements. The Company does not provide named executive officers with any significant perquisites or other personal benefits except for an automobile for each executive’s business use.

Summary Compensation Table

The following table reflects all forms of compensation for services to us for the fiscal years ended September 30, 2016, 2015 and 2014 of our named executive officers.

			Stock	Option	All Other
Name and		Salary	Awards (1)	Awards	Compensation		Total
Principal Position	Year	($)	($)	($)	($)		($)
Eric S. Langan	2016	878,434	-	-	67,640	(2)	946,074
President and Chief Executive Officer	2015	832,143	-	-	67,505		899,648
	2014	856,731	592,180	-	97,680		1,546,591

Phillip K. Marshall	2016	255,866	-	-	26,038	(2)	281,904
Chief Financial Officer	2015	251,442	-	-	25,734		277,176
	2014	246,538	-	-	29,070		275,608

Travis Reese	2016	299,945	-	-	36,119	(2)	336,064
Executive Vice President	2015	280,000	-	-	36,562		316,562
	2014	241,538	-	-	18,447		259,985

(1)	Amount represents the aggregate grant date fair value of restricted stock awarded during the fiscal year computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note J to the consolidated financial statements included in the Form 10-K for our year ended September 30, 2016. We have revised the previously reported stock awards for fiscal 2015 and 2014 to reflect awards at the year of grant.

(2)	All Other Compensation for fiscal 2016 consists of:

Name and Principal Position	Automobile Expenses ($)	Simple IRA Contribution ($)	Total ($)
Eric S. Langan	55,140	12,500	67,640
Phillip K. Marshall	18,548	7,490	26,038
Travis Reese	27,719	8,400	36,119

GRANTS OF PLAN-BASED AWARDS

There were no grants of plan-based awards for the year ended September 30, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

There were no outstanding equity awards as of September 30, 2016.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2016

The following table shows exercises of stock options and vesting of restricted stock during fiscal 2016 for each of our named executive officer:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Eric S. Langan	-	-	58,000	(1)	583,480	(2)
Phillip K. Marshall	-	-	-		-
Travis Reese	-	-	-		-

(1)	Reflects restricted stock granted on July 1, 2014 and vested on July 1, 2016 for which no shares were withheld in lieu of taxes at the vesting date.
(2)	Based on the closing stock price on the date of vesting.

DIRECTOR COMPENSATION

We pay the expenses of our directors in attending board meetings. We paid no equity-based compensation during the fiscal year ended September 30, 2016. We have agreed to pay our non-executive directors $20,000 in cash for the 2015 and 2016 fiscal years. Following is a schedule of all compensation paid to our directors in the year ended September 30, 2016:

Fees earned or paid in cash
Name	($)
Robert L. Watters	20,000
Nour-Dean Anakar	20,000
Steve L. Jenkins	20,000
Luke C. Lirot	20,000
Eric S. Langan	-
Travis Reese	-

EMPLOYMENT AGREEMENTS

On July 24, 2015, we entered into a new Employment Agreement with our Chief Executive Officer and President, Eric Langan. His previous employment agreement expired on July 23, 2015. The new agreement has a term of three years and provides for an annual base salary of $875,000 for the first year of the term and an annual base salary of $900,000 for the second and third year of the term.

On September 15, 2014, we entered into a new Employment Agreement with Travis Reese, our Executive Vice President, Director of Technology and Corporate Secretary. His previous employment agreement expired on July 23, 2014. The new agreement has a term of three years and provides for an annual base salary of $280,000 for the first year, $300,000 for the second year and $320,000 for the third year.

On August 3, 2016, we entered into a new Employment Agreement with our Chief Financial Officer, Phillip K. Marshall. His previous employment agreement expired in June 2016. The new agreement has a term of two years, commencing on August 1, 2016. The new agreement provides for an annual base salary of $262,500 for the first year and $275,000 for the second year.

Each of the employment agreements of Messrs. Langan, Reese and Marshall also provides for bonus eligibility, expense reimbursement, participation in all benefit plans maintained by us for salaried employees, and two weeks paid vacation. Also under the terms of each agreement, the employee is bound to a confidentiality provision and cannot compete with us for a period upon termination of the agreement. Further, in the event we terminate such employee without cause or such employee terminates his employment because we reduce or fail to pay his compensation or materially change his responsibilities, such employee is entitled to receive in one lump sum payment the full remaining amount under the term of his employment agreement to which he would have been entitled had his agreement not been terminated.

We have not established long-term incentive plans or defined benefit or actuarial plans.

EMPLOYEE STOCK OPTION PLANS

While we have been successful in attracting and retaining qualified personnel, we believe that our future success will depend in part on our continued ability to attract and retain qualified personnel. We pay wages and salaries that we believe are competitive. We also believe that equity ownership is an important factor in our ability to attract and retain skilled personnel. We have adopted stock option plans (the “Plans”) for employees and directors. The purpose of the Plans is to further the interests of the Company, our subsidiaries and our stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to our success and profitability. The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. The Plans also assist us and our subsidiaries in attracting and retaining key employees and directors. The Plans are administered by the Board of Directors. The Board of Directors has the exclusive power to select the participants in the Plans, to establish the terms of the options granted to each participant, provided that all options granted shall be granted at an exercise price not less than the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the Plans.

In August 1999, we adopted the 1999 Stock Option Plan (the “1999 Plan”) with 500,000 shares authorized to be granted and sold under the 1999 Plan. In August 2004, stockholders approved an Amendment to the 1999 Plan (the “Amendment”) which increased the total number of shares authorized to 1 million. In July 2007, stockholders approved an Amendment to the 1999 Plan (the “Amendment”), which increased the total number of shares authorized to 1.5 million. The 1999 Plan was terminated by law in July 2009. Our Board of Directors approved the 2010 Stock Option Plan on September 30, 2010. The 2010 Plan was approved by the stockholders of the Company for adoption at the 2011 Annual Meeting of Stockholders. At the 2012 Annual Meeting of Stockholders, stockholders approved amending the 2010 Plan to increase the maximum aggregate number of shares of common stock that may be optioned and sold from 500,000 to 800,000.

As of September 30, 2016, there are no stock options outstanding under any Plans.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We attempt to make our compensation programs discretionary, balanced and focused on the long term. We believe goals and objectives of our compensation programs reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Our approach to compensation practices and policies applicable to employees and consultants is consistent with that followed for its executives. Based on these factors, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at July 24, 2017, with respect to the beneficial ownership of shares of common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers, (iv) all of our executive officers and directors as a group and (v) each of our nominees for election to the Board of Directors. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o RCI Hospitality Holdings, Inc., 10737 Cutten Road, Houston, Texas 77066. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 9,718,711 shares of common stock outstanding at July 24, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 24, 2017 and shares of common stock issuable upon conversion of other securities held by that person that are currently convertible or convertible within 60 days of July 24, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Number of		Percent of
Name/Address	shares	Title of class	Class (1)
Executive Officers and Directors

Eric S. Langan	708,000	Common stock	7.32%

Phillip K. Marshall	13,810	Common stock	*

Robert L. Watters	-0-	Common stock	*

Steven L. Jenkins	-0-	Common stock	*

Travis Reese	11,805	Common stock	*

Nourdean Anakar	-0-	Common stock	*

Luke Lirot	518	Common stock	*

All of our Directors and Officers as a Group of seven persons	737,133	Common stock	7.58%

Director Nominee (Not Presently on Board of Directors)

Yura Barabash	-0-	Common stock	*

Other > 5% Security Holders

Dimensional Fund Advisors LP (2)	853,590	Common stock	8.78%

Renaissance Technologies LLC (3)	584,800	Common stock	6.02%

(1)	These percentages exclude treasury shares in the calculation of percentage of class.

(2)	Based on the most recently available Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment adviser, beneficially owned 853,590 shares of common stock, with sole voting power over 842,068 shares, and sole dispositive power over 853,590 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(3)	Based on the most recently available Schedule 13G filed with the SEC on February 14, 2017 by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”). RTHC is the majority owner of RTC. RTC beneficially owned 584,800 shares of common stock, with sole voting power over 396,834 shares, sole dispositive power over 509,362 shares and shared dispositive power over 75,438 shares. The address for both entities is 800 Third Avenue, New York, New York 10022.

The Company is not aware of any arrangements that could result in a change in control of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own beneficially more than ten percent of our common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3, 4 and 5 furnished to us during the fiscal year ended September 30, 2016, we believe that the directors, executive officers, and greater than ten percent beneficial owners have complied with all applicable filing requirements during the fiscal year ended September 30, 2016.

PROPOSAL 2

TO RATIFY THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017

The Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the current fiscal year. Although not required by law or otherwise, the selection is being submitted to our stockholders as a matter of corporate policy for their approval. We wish to obtain from the stockholders a ratification of the Audit Committee’s action in appointing the existing independent registered public accounting firm, BDO, for the fiscal year ending September 30, 2017. Such ratification requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

In the event the appointment of BDO as our independent registered public accounting firm is not ratified by the stockholders, the adverse vote will be considered as a direction to the Audit Committee to select another independent registered public accounting firm for the fiscal year ending September 30, 2017. A representative of BDO is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions. A representative of Whitley Penn LLP, our independent registered public accounting firm for the fiscal year ended September 30, 2016 (see below), is not expected to be present at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the ratification of BDO as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

(a)	Dismissal of Previous Independent Registered Public Accounting Firm.

On July 13, 2017, the Audit Committee of our Board of Directors dismissed Whitley Penn LLP (“Whitley Penn”) as our independent registered public accounting firm and appointed BDO USA, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2017, effective immediately.

Neither of Whitley Penn’s reports on the financial statements for the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent fiscal years or any subsequent interim period preceding the dismissal of Whitley Penn, there have been no disagreements with Whitley Penn on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Whitley Penn, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

During our two most recent fiscal years or any subsequent interim period preceding the dismissal of Whitley Penn, none of the kinds of events listed in paragraphs (a)(1)(v) (A) through (D) of Item 304 of Regulation S-K occurred while Whitley Penn was engaged.

We previously provided Whitley Penn a copy of the current report on Form 8-K that disclosed its dismissal and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not Whitley Penn agrees with the above statements. We have received the requested letter from Whitley Penn stating that they agree, a copy of which is filed as Exhibit 16.1 to that Form 8-K (as filed with the SEC on July 14, 2017).

(b)	Engagement of New Independent Registered Public Accounting Firm.

i. On July 13, 2017, the Audit Committee of our Board of Directors appointed BDO to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2017, effective immediately.

ii. During our two most recent fiscal years and through the interim period through July 13, 2017, neither we nor anyone on our behalf consulted BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed (with the exception of tax preparation and consulting services provided by BDO, as described below); or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by BDO to us that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1) (v) of Regulation S-K).

During the fiscal year ended September 30, 2016 and during the first and second quarters of the fiscal year ending September 30, 2017, we used BDO as our outside tax preparer and consultant. BDO prepared our tax returns and reviewed our provision for income taxes that was prepared by our qualified company personnel in accordance with ASC 740 Income Taxes. BDO identified certain potential items for management’s consideration to accurately complete the tax provision. After management considered the items identified, BDO did not identify any other material items for management’s consideration to accurately complete its tax provision.

iii. Whitley Penn was consulted with respect to the application of ASC 740 described in the preceding paragraph and there were no disagreements.

DISCLOSURE ABOUT FEES

The following table sets forth the aggregate fees paid or accrued for professional services and the aggregate fees paid or accrued for audit-related services and all other services rendered by Whitley Penn LLP for the audit of our annual financial statements for fiscal years 2016, 2015 and 2014 (in thousands).

	2016	2015	2014

Audit fees	$322	$295	$305
Audit-related fees	11	11	-
Tax fees	43	116	126
All other fees	-	-	-

Total	$376	$422	$431

The category of “Audit fees” includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the SEC, such as the issuance of comfort letters and consents.

The category of “Audit-related fees” includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit fees.” These fees related to the audit of BMB Franchising, Inc. in connection with its franchising disclosure document.

The category of “Tax fees” includes consultation related to corporate development activities.

All above audit services, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Whitley Penn LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

PROPOSAL 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The SEC’s proxy rules provide that not less than once every three years, all companies subject to the Securities Exchange Act of 1934 (the “Exchange Act”) must include a separate resolution subject to stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in the proxy statement. This vote, commonly known as a “say-on-pay” vote, gives a company’s stockholders the opportunity to endorse or not endorse the company’s executive pay program and policies. We are asking stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to RCI Hospitality Holdings, Inc.’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S–K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As provided in Section 14A of the Exchange Act, this vote will not be binding on us or our Board of Directors and may not be construed as overruling a decision by the Board, creating or implying any change to the fiduciary duties of the Board or any additional fiduciary duty by the Board or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

At our 2014 Annual Meeting of Stockholders, the last meeting where we included a say-on-pay vote, stockholders approved the executive compensation resolution.

In voting to approve the above resolution, stockholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. On this matter, abstentions and broker non-votes will have no effect on the voting.

The Board of Directors recommends a vote FOR the resolution to approve the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY

OF VOTES ON EXECUTIVE COMPENSATION

As required by the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote about how often we should present stockholders with the opportunity to vote on compensation awarded to our named executive officers. You may elect to have the say-on-pay vote held every year, every two years, or every three years, or you may abstain.

As provided in Section 14A of the Exchange Act, this vote will not be binding on us or the Board of Directors and may not be construed as overruling a decision by the Board, creating or implying any change to the fiduciary duties of the Board or any additional fiduciary duty by the Board or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board of Directors recommends that say-on-pay votes be held once every three years, but stockholders are not voting to approve or disapprove of that recommendation. We believe that a three-year voting frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. We also believe that a three-year timeframe provides a better opportunity to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote.

At our 2011 Annual Meeting of Stockholders, the last meeting where we included this vote on the frequency of say-on-pay votes, stockholders voted, on an advisory basis, to hold say-on-pay votes every three years. The next stockholder advisory vote on the frequency of say-on-pay votes will occur at our Annual Meeting held in 2023.

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding upon our Board of Directors. The Board of Directors will, however, consider the outcome of the stockholder vote, along with other relevant factors, in determining the voting frequency.

The Board of Directors recommends that stockholders vote to have the non-binding vote on executive compensation every THREE YEARS.

PROPOSAL 5

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

FUTURE PROPOSALS OF STOCKHOLDERS

Proposals for Inclusion in our 2018 Proxy Materials

Under SEC rules, if a stockholder wants us to include a proposal in our 2018 proxy materials for presentation at our 2018 Annual Meeting of Stockholders, then the proposal must be received at our principal executive offices at 10737 Cutten Road, Houston, Texas 77066, Attention: Corporate Secretary, by April 12, 2018. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Other Proposals or Nominations to be brought before our 2018 Annual Meeting

Under our Bylaws, a stockholder must follow certain procedures to nominate a person for election as a Director or to introduce an item of business at an Annual Meeting of Stockholders (other than a stockholder proposal submitted for inclusion in our proxy materials under SEC rules). These procedures provide that a nomination or the introduction of an item of business at an Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary at our principal executive offices at 10737 Cutten Road, Houston, Texas 77066.

Any stockholder considering introducing a nomination or other item of business should carefully review our Bylaws, which are available at http://www.rcihospitality.com/investor.

We must receive written notice of your intention to nominate a Director or to propose an item of business at our 2018 Annual Meeting according to this schedule:

If the 2018 Annual Meeting is to be held within 30 days before or after the anniversary of the date of this year’s Annual Meeting (September 19, 2017), then we must receive it not less than 90 days nor more than 120 days in advance of the anniversary of the 2017 Annual Meeting.

If the 2018 Annual Meeting is to be held on a date not within 30 days before or after such anniversary, then we must receive it no later than 10 days following the first to occur:

•	the date on which notice of the date of the 2018 Annual Meeting is mailed; or
•	the date public disclosure of the date of the 2018 Annual Meeting is made.

Upon written request, we will provide, without charge, a copy of our Bylaws. Requests should be directed to our principal executive offices at 10737 Cutten Road, Houston, Texas 77066, Attention: Corporate Secretary.

MISCELLANEOUS

Only one Notice of Internet Availability of Proxy Materials (the “Notice”) is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address. We undertake to deliver promptly upon request a separate copy of the Notice to any stockholder at a shared address to which a single copy of the Notice was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of the Notice or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such a request, it may be given verbally by telephoning our offices at (281) 397-6730 or by mail to our address at 10737 Cutten Road, Houston, Texas 77066, Attention: Corporate Secretary. In addition, stockholders sharing an address can request delivery of a single copy of proxy materials and/or notices if you are receiving multiple copies upon written or oral request to the President at the address and telephone number stated above.

BY ORDER OF THE BOARD OF DIRECTORS

ERIC S. LANGAN
CHAIRMAN OF THE BOARD AND PRESIDENT

AUGUST 9, 2017

HOUSTON, TEXAS

RCI HOSPITALITY HOLDINGS, INC.
10737 CUTTEN ROAD
HOUSTON, TX 77066

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Eric S. Langan 02 Travis Reese 03 Nour-Dean Anakar 04 Steven L. Jenkins 05 Luke Lirot
06 Yura Barabash

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	3 years	2 years	1 year	Abstain
4. PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, WHETHER THE NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION SHOULD OCCUR EVERY ONE, TWO, OR THREE YEARS.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000342531_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, and President's Letter is/are available at www.proxyvote.com

PROXY
RCI HOSPITALITY HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 19, 2017

The undersigned hereby appoints Eric S. Langan and Travis Reese, and each of them as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of RCI Hospitality Holdings, Inc. held of record by the undersigned on July 24, 2017, at the Annual Meeting of Stockholders to be held at our corporate offices located at 10737 Cutten Road, Houston, Texas 77066, on Tuesday, September 19, 2017 at 10:00 a.m. (Central Time), and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN NUMBER 1, FOR THE RATIFICATION IN NUMBER 2, FOR APPROVAL OF THE RESOLUTION IN NUMBER 3, FOR THE THREE YEAR OPTION IN NUMBER 4, AND FOR THE APPROVAL IN NUMBER 5.

0000342531_2 R1.0.1.15

Continued and to be signed on reverse side

RCI HOSPITALITY HOLDINGS INC

Dear Fellow Stockholders:

Going into Fiscal 2016, we developed a disciplined capital allocation strategy. The purpose was to establish rigorous standards for when to use our cash generating power to (1) buy back stock, (2) reduce debt, or (3) expand organically or through acquisition, and when to dispose of underperforming businesses. The goal was to enhance our ability to grow and effectively utilize our free cash flow. We have continued to execute on this strategy with diligence and precision. This has led to more than a year and a half of accomplishments with outstanding results, dramatic progress and increasing acceptance, enabling us to further establish a strong foundation for the future.

With our stock undervalued based on the after-tax yield of our free cash flow, we undertook the largest buyback in company history. From the first quarter of FY16 through the first quarter of FY17, we acquired 836,766 shares at an average of $10.05 each for a total of $8.4 million. We also paid off all $4.2 million of convertible debt. In the process, 270,000 possible new shares were eliminated, leaving no dilutive securities in our current capital structure. Our share count fell more than 6% as of the second quarter of FY17 from the fourth quarter of FY15 (the last quarter before we started the program). We also began returning capital to shareholders. In the second quarter FY16, we initiated a $0.12 per share annual cash dividend, payable $0.03 quarterly. Taking a hard look at existing operations, we disposed of four underperforming businesses (one restaurant, two clubs and the energy drink business) at the end of FY16, freeing up capital for share buybacks or more profitable investments.

In FY16, net cash from operating activities totaled $23.0 million, aided in part by tax credits, compared to $16.4 million in FY15. Less maintenance capital expenditures of $2.5 million and $1.5 million, respectively, free cash flow totaled a record $20.5 million compared to $14.9 million. For the first half of FY17, net cash from operating activities totaled $11.0 million, nearly level with the year ago period, which benefited from the previously mentioned tax credits. Less maintenance capex of $1.0 million and $0.9 million, respectively, free cash flow totaled $10.0 million compared to $10.3 million. By the second quarter of 2017, our market valuation had improved to where our capital allocation strategy began to shift from share buybacks to investments in organic growth and acquisitions.

In our Nightclubs segment, we improved operations in FY16 and the first half of FY17, resulting in increased same-store sales and operating margins this fiscal year. Continuing our history of innovation, we developed three new brands. In New York City, we opened Hoops Cabaret and Sports Bar, the first in Manhattan to combine the best of a gentlemen's club with the fun of a sports bar. In Texas, we converted an existing property in Austin to create Foxy's Cabaret, filling an opening in the market for a higher end, late night BYOB gentlemen's club. We converted another existing location in Texas to launch Studio 80 in Fort Worth, capitalizing on the growing popularity of 1980s music dance clubs.

In the third quarter of FY17, we stepped up our acquisitions. We purchased Scarlett's Cabaret Miami, considered to be one of the best gentlemen's clubs in the country. Based on its trailing 12-month results, Scarlett's will likely become our second largest revenue-generating club, expanding our position in the favorable South Florida market. We also acquired a club and related real estate in the Greater St. Louis area as a low cost way to enter another top 20 metro market and establish a foothold in the Midwest. Both the Scarlett's and St. Louis acquisitions were valued to meet our capital allocation strategy, which calls for at least 25-33% cash-on-cash return for new investments. We are continuing to look at other acquisitions meeting our criteria.

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In our Bombshells segment, we increased same-store sales and operating margins in FY16 and the first half of FY17. Based on this success, we opened our fifth Bombshells in July, broke ground on a sixth, picked out a property for our seventh, and plan to develop three more in 2018-2019. We also are beginning to obtain bank financing to acquire the real estate, construct the building and/or purchase furniture and equipment. This should enable us to significantly increase our cash-on-cash return above the threshold established by our capital allocation strategy.

With regard to franchising, in FY16 we registered the concept for sale in all 50 states. In FY17, we formally launched our franchise marketing program, targeting multi-unit operators. With its military theme, Bombshells Girls in uniform, and a fun, energetic environment, including more than 100 HDTVs for sports, DJs, full bars with premium brands and craft brews, an extensive menu and scratch kitchen, Bombshells fills a growing need in the franchise market for a "social dining experience" that can attract a diverse demographic of men and women, from millennials to seniors, from singles and couples to families with children.

To facilitate our expansion, we added resources for growth in FY16 and the first half of FY17. This included a new corporate office and warehouse in Houston, a highly scalable ERP system, and key personnel in operations and finance. In July, the Audit Committee of the Board of Directors appointed BDO USA, LLP as the company's independent registered public accounting firm. BDO is among the top six national auditing firms and one of the few in the U.S. with a robust and dedicated restaurant practice.

We also strengthened our balance sheet. At the end of FY16, we refinanced more than $14.0 million of debt at lower rates. All 2017 non-realty balloons were converted into amortizing notes. As we pay them down, related interest expense should fall. In the first half of FY17, we began selling non-income producing properties at prices in line with expectations, enabling us to pay down related debt and generate cash.

Armed with all of this progress, we increased efforts to build our following on Wall Street. FY17 to date, we have presented at four investor conferences and three firms initiated research coverage. With the growth of our market capitalization, RCI was added for the first time to the Russell all-cap 3000® and small-cap 2000® indexes. We are proud to have achieved this milestone for our shareholders. Being in these indexes underscores the effectiveness of our capital allocation strategy and our approach to our businesses. It should also enhance our efforts to increase the visibility and shareholder base of our stock.

In closing, we want to thank our management, staff and the entertainers. You make our clubs and restaurants best in class. We also want to thank our stockholders for their continued support. You make it possible for us to innovate, grow and create value.

Sincerely,

Eric S. Langan
President and CEO

Note: All references to, the "company," "we," "our," and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

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